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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAMSON & SESSIONS WILL REPORT RECORD NET SALES FOR THE FIRST QUARTER OF 2005; UPDATE ON EVALUATION OF STRATEGIC ALTERNATIVES

     -   NET SALES EXPECTED TO RISE 19 PERCENT
     -   SALES ORDER TRENDS IMPROVING IN KEY MARKETS
     - COMPANY RAISES FIRST-QUARTER EARNINGS ESTIMATE TO 12 TO 15 CENTS PER DILUTED SHARE

         CLEVELAND, Ohio, April 13, 2005 -- Lamson & Sessions (NYSE:LMS) announced today that the Company expects to report record net sales for the first quarter of 2005. Net sales are expected to rise 19 percent from the prior-year period, to nearly $99 million as the Company experienced broad-based strength in its key end markets of industrial and commercial, residential, and telecommunications infrastructure construction.

         As a result of this strong net sales performance, the Company is raising its earnings estimate for the first quarter of 2005 to a range of $1.8 million to $2.2 million, or 12 to 15 cents per diluted share. Previously, the Company had provided first quarter earnings guidance of 8 to 10 cents per diluted share. The Company expects to report its first quarter financial results, along with its second quarter guidance, on April 29, 2005.

         The Company also announced that it has concluded its assessment of possible strategic alternatives available to the Company, which it had previously announced in October 2004. "Since last October, we have been exploring and evaluating various strategic options for the Company, including the possible sale of the Company. Although we received a number of expressions of interest to acquire the Company, we did not receive anything that the Board felt would be in the best value creation interest of Lamson's shareholders," said John B. Schulze, Chairman, President and Chief Executive Officer. "As has been our practice historically, management and the Board will continue to be alert for opportunities to maximize shareholder value."

         As previously announced, the Company's secured credit agreement matures in August 2005. The Company will now move ahead with refinancing efforts and continue to operate the business of the Company with the objective of maximizing shareholder value.


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         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (iv) the continued availability and reasonable terms of bank financing and the outcome and effects of the Company's refinancing efforts and (v) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.


FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557